Exhibit 4.2

FORM OF GLOBAL NOTE

[FACE OF GLOBAL NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

SASOL FINANCING USA LLC

[•]% Notes due 20[•]

Guaranteed By

SASOL LIMITED

No. [001]	$[•]
CUSIP No. [•]
ISIN No. [•]

SASOL FINANCING USA LLC, a Delaware limited liability company (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[•] on [•], 20[•] and to pay interest thereon from [•] or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on [•] and [•] in each year, commencing [•] (each, an “Interest Payment Date”), at the rate of [•]% per annum, until principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on [•] and [•] each, a “Regular Record Date” for such interest. Any such interest which is payable, but is not punctually paid or duly provided for, on such Interest Payment Date will forthwith cease to be payable to such Holder on the relevant Regular Record Date by virtue of having been such Holder, and such defaulted interest and, if applicable, interest on such defaulted interest (to the extent lawful) at the rate specified in this Note may be paid by the Company or the Guarantor, at its election, in each case, as provided in the Indenture.

B-1

Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of, and interest, if any, on this Note will be made at the office or agency of the Company maintained for that purpose in Wilmington, Delaware, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

B-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed manually or in facsimile.

Dated: [•]

SASOL FINANCING USA LLC
By:
Name:
Title:

B-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:______________

This is one of the Notes of the series designated therein referred to in the within mentioned Indenture.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By ___________________
Authorized Signatory

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FORM OF GUARANTEE

For value received, SASOL LIMITED, a corporation duly organized and existing under the laws of South Africa (herein called the “Guarantor”, which term includes any successor Person under the Indenture (the “Indenture”) referred to in the Note on which this Guarantee is endorsed), has unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article Sixteen of the Indenture, the due and punctual payment of the principal of and any premium and interest on such Note, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Note and the Indenture.

All payments pursuant to this Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of South Africa, the United States or the jurisdiction of organization of any successor to the Company or the Guarantor, or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by the Republic of South Africa, the United States or such other jurisdiction or any such subdivision or authority to be withheld or deducted. In that event, the Guarantor will pay such Additional Amounts as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to the Holder of the Note on which this Guarantee is endorsed of the amounts which would have been payable in respect of the Guarantee thereof had no such withholding or deduction been required, subject to certain exceptions as set forth in Article Ten of the Indenture.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Sixteen of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

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IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:

SASOL LIMITED

By: ____________________________
Name:
Title

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[REVERSE OF GLOBAL NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Note”), issued and to be issued in one or more series under an Indenture, dated as of [•], 20[•] (herein called the “Indenture” which term shall have the meaning assigned to it in such instrument), among the Company, Sasol Limited, as Guarantor (herein called the “Guarantor”, which term includes any successor Person under the Indenture) and Wilmington Savings Fund Society, FSB, as Trustee (herein called the “Trustee”, which term includes any other successor trustee under the Indenture) and reference is hereby made to the Indenture and the Officer’s Certificate dated as of [•], 20[•] issued pursuant to Section 301 of the Indenture (herein called the “20[•] Officer’s Certificate”) for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee, and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[•].

The Company may, without the consent of the holders of the Notes of any series, issue additional notes of one or more series having the same ranking and same interest rate, maturity date redemption terms and other terms as the Notes except for the price to the public and issue date, provided, however, that no additional notes may be issued unless they are fungible with the notes for U.S. federal income tax purposes. Any additional notes, together with the Notes, will constitute a single series of securities under the Indenture. There is no limitation on the amount of the Notes or other debt securities that the Company may issue under the Indenture.

The Notes will be unsecured and unsubordinated indebtedness of the Company and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes of this series are issuable only in registered form without coupons in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The Notes will initially be issued in the form of one or more global Notes (each, a “Global Note”).  Except as provided in the Indenture, a Global Note shall not be exchangeable for one or more definitive Notes.

If an Event of Default with respect to Notes of this series occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes of this series may declare the principal of all of the Notes of this series to be due and payable in the manner and with the effect provided in the Indenture.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes of this series and related coupons by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.

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All payments of, or in respect of, principal of and any premium and interest on any Note of this series, and all payments pursuant to any Guarantee, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a Taxing Jurisdiction, unless such taxes, duties, assessments or governmental charges are required by such Taxing Jurisdiction to be withheld or deducted. In that event, the Company or the Guarantor, as applicable, will pay such additional amounts of, or in respect of, principal and any premium and interest (“Additional Amounts”) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder of Notes of the amounts which would have been payable in respect of such Notes or the Guarantees thereof, as the case may be, had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

(1)       any tax, duty, assessment or other governmental charge imposed by any government of any jurisdiction other than a Taxing Jurisdiction;

(2)       any tax, duty, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between such Holder, or a third party on behalf of such Holder, or beneficial owner of a Note by reason of its having some present or former connection with a Taxing Jurisdiction other than as a result of holding a Note or enforcing its rights thereunder (including, but not limited to, being or having been a citizen, resident or national of a Taxing Jurisdiction or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, but not including the mere holding or ownership of a debt security), or (B) the presentation of such Note for payment more than 30 days after the date on which such payment became due or was provided for, whichever is later;

(3)       any estate, inheritance, gift, sale, transfer, personal property, value added, excise or similar tax, duty, assessment or other governmental charge;

(4)       any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal or interest on the Notes or the Guarantees thereof;

(5)       any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to accurately comply by the Holder or the beneficial owner of a Note with a request of the Company or the Guarantor addressed to the Holder (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from or reduction in all or part of such tax, assessment or other governmental charge;

(6)       any tax, assessment or other governmental charge imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to sections 1471 through 1474 of the Code, in each case, as of the date of issuance any series of Notes (and any amended or successor version that is substantially comparable), any current or future regulations or agreements thereunder, official interpretations thereof or similar law or regulation implementing an intergovernmental agreement relating thereto;

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(7)        any tax, assessment or other governmental charge imposed by reason of the Holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States of America or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(8)       any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in section 871(h)(3)(B) of Code, and the regulations promulgated thereunder) of the Company or (B) a controlled foreign corporation that is related to the Company within the meaning of section 864(d)(4) of the Code, or (C) a bank receiving interest described in section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the Holder’s status as described in clauses (A) through (C);

(9)       in the case of a Holder that is a U.S. Person (as defined in Article Ten of the Indenture), the amount of any withholding tax or deduction, or any similar tax, imposed by the United States or a political subdivision thereof; or

(10)       any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

Additionally, Additional Amounts shall not be paid with respect to any payment in respect of any Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner of such payment would not have been entitled to such Additional Amounts had it been the Holder of such Note.

References herein to the payment of the principal of or any premium or interest on, or in respect of, any Note of this series (or any payments pursuant to the Guarantee thereof) such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions herein and express mention of the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

The provisions herein shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company or the Guarantor is organized or tax resident.

The Notes of this series are redeemable at the option of the Company or the Guarantor (or their successors) in whole but not in part at any time (except in the case of Notes that have a variable rate of interest, which may be redeemed on any interest payment date), if: (i) the Company or the Guarantor would be required to pay Additional Amounts, as a result of any change in the tax laws or treaties (including the official application or interpretation thereof) of a Taxing Jurisdiction or, in the case of a treaty, to which a Taxing Jurisdiction is a party that, in the case of the Company or the Guarantor, becomes effective on or after the date of issuance of this series (or, in the case of a successor, that becomes effective after the date such successor becomes such), as explained in Section 1005 of the Indenture, or (ii) there is a change in the official application or interpretation of a treaty to which a Taxing Jurisdiction is a party, this change is proposed and becomes effective on or after a date on which one of the affiliates of the Company borrows money from the Company, and because of the change this affiliate would be required to deduct or withhold tax on payments to the Company to enable the Company to make any payment of principal, premium, if any, or interest.

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In both of these cases, however, the Company will not be permitted to redeem a series of Notes if the Company or the Guarantor can avoid either the payment of Additional Amounts, or deductions or withholding, as the case may be, by using reasonable measures available to it. For the avoidance of doubt, reasonable measures shall not include changing the jurisdiction of incorporation of the Company or Guarantor.

Except in the case of outstanding original issue discount Notes, which may be redeemed at the redemption price specified by the terms of that series of Notes, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

Prior to the giving of notice of such redemption, the Company will deliver to the Trustee an Officer’s Certificate, stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of circumstances showing that the conditions precedent to the right of the Company to redeem such Notes pursuant to the Indenture have been satisfied.

Prior to [•], 20[•] (the “Par Call Date”), the Company or the Guarantor may redeem the Notes of this series in whole or in part, at its option at any time and from time to time at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes (excluding any portion of such payments of interest accrued or unpaid as of the date of the redemption), assuming for such purpose that the Notes of this series mature on the Par Call Date, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus the Make-whole Spread, plus, in each case, accrued and unpaid interest on the principal amount of the Notes of this series to be redeemed to the Redemption Date.

On or after the Par Call Date, the Company or the Guarantor may redeem the Notes of this series in whole (but not in part), at its option at any time at a Redemption Price equal to 100% of the principal amount of the Notes plus, in each case, accrued and unpaid interest on the principal amount of the Notes of this series to be redeemed to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes, assuming for such purpose that the Notes mature on the Par Call Date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

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“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of [•], [•], or their respective affiliates that are primary U.S. Government securities dealers and two other primary U.S. Government securities dealers in New York City selected by the Company, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City, the Company shall substitute therefor another such primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Guarantor, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such Redemption Date.

“Make-whole Spread” means [•] basis points.

The Company will mail notice of any redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes of this series to be redeemed or the Trustee shall be requested to send such notice of redemption to each holder of Notes to be redeemed in the name of the Company at its expense. If fewer than all of the Notes of this series are to be redeemed, the Notes of this series to be redeemed shall be selected by the Trustee by lot or any other such method as the Trustee deems to be fair and appropriate.

Unless the Company or the Guarantor defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

If a Change of Control Repurchase Event occurs in respect of the Notes of this series, unless either the Company or the Guarantor has exercised its right to redeem in whole the then-outstanding Notes of this series of notes as described above, the Company will make an offer to each Holder of the Notes of this series to repurchase all or any part (in minimal denominations of $200,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes of this series at a repurchase price in cash equal to 101 % of the aggregate principal amount of the Notes of this series plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the proposed Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee,

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describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes of this series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. Holders of the Notes of this series electing to have Notes of this series purchased pursuant to a Change of Control Repurchase Event offer will be required to surrender their Notes of this series, with the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes of this series to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the repurchase payment date. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes of this series, the Company will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes of this series by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)       accept for payment all Notes of this series or portions of the Notes of this series properly tendered pursuant to its offer;

(2)       deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes of this series or portions of Notes of this series properly tendered; and

(3)       deliver or cause to be delivered to the Trustee the Notes of this series properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes of this series being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes of this series properly tendered the purchase price for the Notes of this series (or make payment through the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note of this series equal in principal amount to any unpurchased portion of any Notes of this series surrendered; provided, however, that each new Note of this series will be in a minimum principal amount of $200,000 and integral multiples of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes of this series issued by it upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes of this series properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1)        the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, scheme of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) other than to the Guarantor or one of its subsidiaries;

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(2)       the consummation of any transaction (including, without limitation, any merger, scheme of arrangement, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) (other than a subsidiary of the Guarantor) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Guarantor’s Voting Stock or other Voting Stock into which the Guarantor’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

(3)       the Guarantor consolidates with, or merges with or into, or enters into a scheme of arrangement with or amalgamates with, any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), or any person consolidates with, or merges with or into, or enters into a plan or arrangement with, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(4)       the adoption of a plan relating to the liquidation or dissolution of the Guarantor.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Guarantor as a replacement rating agency or replacement ratings agencies.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, however, that if either Moody’s or S&P ceases to rate the Notes of this series or fails to make a rating of the Notes of this series publicly available for reasons outside of the Guarantor’s control, the Guarantor may select (as certified by a resolution of the Guarantor’s board of directors) a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Securities Exchange Act, as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

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“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories) and (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories). In determining whether the rating of the Notes of this series has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (1) the occurrence of a change of control; or (2) the public notice of the intention by Sasol to effect a change of control.

“Rating Event” means the occurrence of the events in (A) or (B) of this definition on any date during the 60-day period (which period shall be extended so long as the rating of the Notes of this series is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a Change of Control; or (2) the public notice of the intention by Sasol to effect a Change of Control if (A) the Notes of this series are rated on the Ratings Date by each Rating Agency as Investment Grade, the rating of the Notes of this series shall be reduced so that the Notes of this series are rated below Investment Grade by at least one Rating Agency, or (B) the Notes of this series are rated on the Ratings Date below Investment Grade by at least one Rating Agency, the rating of the Notes of this series by at least one Rating Agency shall be reduced by one or more gradations (including gradations within rating categories, as well as between rating categories). Notwithstanding the foregoing, a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if (i) the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or Sasol in writing at its request that the reduction was the result, in whole or in part, of the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event) or (ii) the rating of the Notes of this series by the Rating Agency making the reduction in rating to which this definition would otherwise apply is within the relevant 60-day period subsequently upgraded to an Investment Grade rating.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Indenture contains provisions for defeasance at any time of the entire indebtedness on this Note upon compliance by the Company with certain conditions set forth thereon, which provisions apply to this Note.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company or the Guarantor and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series or any related coupon shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes of this series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Notes of this series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee; (iii) such Holder or Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60−day period by the Holders of a majority in principal amount of the Outstanding Notes of this series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all such Holders of Notes of this series.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, or the Guarantor which is absolute and unconditional, to pay the principal of, and interest, if any, on this Note at the time, place and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.

No service charge shall be made for any such registration of transfer or exchange, but the Company, the Guarantor, or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Note for registration of transfer, the Company, the Guarantor, the Trustee, and any agent of the Company or the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Guarantor, the Trustee, or any such agent shall be affected by notice to the contrary. None of the Company, the Guarantor, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to

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such beneficial ownership interests. Nothing shall prevent the Company, the Guarantor, the Trustee from giving effect to any written certification, proxy or other authorization furnished by any depositary, as a Holder, with respect to such global Note or impair, as between such depositary and owners of beneficial interests in such global Note, the operation of customary practices governing the exercise of the rights of such depositary (or its nominee) as Holder of such global Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture or the 20[•] Officer’s Certificate. To the extent any provision of this Note conflicts with the express provisions of the Indenture or the 20[•] Officer’s Certificate, the provisions of the Indenture or the 20[•] Officer’s Certificate shall govern and be controlling.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the Change of Control Repurchase Event provisions of this Note, check the following box:

☐ Purchase pursuant to Change of Control Repurchase Event

If you want to elect to have only part of this Note purchased by the Company pursuant to the Change of Control Repurchase Event provisions of this Note, state the amount:

$_________________

Date:____________________	Your Signature: _____________________ (Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: ____________________________________
Signature must be guaranteed by a participant
in a recognized signature guarantee medallion
program or other signature guarantor acceptable
to the Trustee.

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SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Note shall be $[•]. The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Trustee

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